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FORM 3                                              OMB APPROVAL
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                                         OMB Number:              3235-0104
                                         Expires:                   PENDING
                                         Estimated average burden
                                         hours per response             0.5
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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*

   STEVENS              JOHN                    W.
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   (Last)               (First)              (Middle)

   c/o Moore Corporation Limited
   One Canterbury Green, 6th Floor
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                        (Street)

   Stamford                 CT                06901
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   (City)                (State)              (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

          12/28/01
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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

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4. Issuer Name AND Ticker or Trading Symbol

   Moore Corporation Limited (MCL)
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5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [X] Director
   [ ] 10% Owner
   [ ] Officer (give title below)
   [ ] Other (specify below)

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6. If Amendment, Date of Original (Month/Day/Year)

   January 7, 2002***
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7. Individual or Joint/Group Filing
   (Check Applicable Line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person
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

                            TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security   2. Amount of Securities   3. Ownership         4. Nature of Indirect Beneficial Ownership
    (Instr. 4)             Beneficially Owned        Form: Direct         (Instr. 5)
                           (Instr. 4)                (D) or Indirect
                                                     (I) (Instr. 5)
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
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 Common Shares                  6,000                       D                      N/A
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 Common Shares                 10,000(1)                    I                      Avra Limited (1)
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one person, see Instruction 5(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                                                          (Over)
                                                                 SEC 1473 (3-99)
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FORM 3 (continued)

       TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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  1. Title of Derivative   2. Date Exer-         3. Title and Amount of Securities   4. Conver-      5. Owner-     6. Nature of
     Security (Instr. 4)      cisable and           Underlying Derivative Security      sion or         ship          Indirect
                              Expiration            (Instr. 4)                          Exercise        Form of       Beneficial
                              Date              -----------------------------------     Price of        Deriv-        Ownership
                              (Month/Day/Year)                                          Deriv-          ative         (Instr. 5)
                          ---------------------                                         ative           Security:
                                                                          Amount        Security        Direct
                                                                          or                            (D) or
                           Date       Expira-                             Number                        Indirect
                           Exer-      tion                                of                            (I)
                           cisable    Date                Title           Shares                        (Instr. 5)
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
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Deferred Share Units         N/A      N/A            Common Shares         6,683.39    ONE FOR ONE        D              N/A
(Non-voting, non-
transferrable unit
equivalent in value to
Common Shares)
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

Explanation of Responses:
*** The original Form 3 which this Form 3 Amendment amends was filed via EDGAR with the SEC on January 7, 2002. The purpose of this Amendment is to amend the number of Common Shares listed in Table I. Transactional information in Table II is the same. An original signed copy of this Form 3 is on file at the offices of Moore Corporation Limited, One Canterbury Green, 6th Floor, Stamford, CT 06901.

(1) Mr. Stevens is a director, officer and a shareholder of Avra Limited, a private equity investment company. As a result of his position with Avra Limited, Mr. Stevens may be deemed to have shared power to dispose or direct the voting and shared power to dispose or direct the disposition of the 10,000 common shares owned by Avra Limited.


              /s/ John W. Stevens                           March 18, 2002
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              **Signature of Reporting Person                     Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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